Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ZILLOW, INC.

The undersigned, as Corporate Secretary of a corporation under the Washington Business Corporation Act, adopts the following Articles of Incorporation:

ARTICLE 1. NAME

The name of this corporation is Zillow, Inc.

ARTICLE 2. SHARES

This corporation shall have authority to issue 100 shares of Common Stock having a par value of $0.0001 per share.

ARTICLE 3. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

National Registered Agents Inc.

505 Union Avenue Southeast, Suite 120

Olympia, WA 98501

ARTICLE 4. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into or exercisable for shares of stock of this corporation.

ARTICLE 5. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 6. DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 8. SHAREHOLDER APPROVAL BY CONSENT IN LIEU OF MEETING

So long as this corporation is not a public company, corporate action required or permitted to be approved by a shareholder vote at a meeting of shareholders may be taken without a meeting or a vote if the corporate action is approved by a single shareholder consent or multiple counterpart shareholder consents executed by shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted.

ARTICLE 9. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles of Incorporation, and the rights of the shareholders of this corporation are granted subject to this reservation.

Dated: February 17, 2015

/s/ Bradley D. Owens
Bradley D. Owens, Corporate Secretary